Exhibit 1         Certified True Copy Articles of Incorporation

STATE OF FLORIDA          (seal)                      DEPARTMENT OF STATE

I certify the attached is a true and correct copy of the Articles of Incorporation of SANDY CREEK OSTRICH RANCH INC., a Florida corporation filed on July 15, 1996, as shown by the records of this office.

The document number of this corporation is P96000059293

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capitol, this the 16th day of July, 1996

Sandra B. Mortham
Secretary of State